Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Adverum Biotechnologies Inc. 2014 Equity Incentive Award Plan, as amended and restated, 2014 Employee Stock Purchase Plan, as amended and restated and 2017 Inducement Plan, as amended and restated, of Adverum Biotechnologies, Inc. of our report dated March 6, 2019 with respect to the consolidated financial statements of Adverum Biotechnolgies, Inc. for the year ended December 31, 2018 included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 6, 2019